HIKING ADVENTURES, INC.

                       PLAN OF OPERATIONS

For Fiscal Year beginning July 1, 1999 and ending June 30, 2000.

Results of Operation

The Company's Results of Operations prior to July 1999 are reflected in the accompanying Independent Auditor's Report.

Liquidity and Capital Resources

As of March 31, 1999, the Company's current assets were $27,291 and its current liabilities were $0.00. The current assets exceeded current liabilities by $27,291. As of August 1999, the first delivery of hiking guides under an Agreement dated June 10, 1999 attached as reference as Exhibit 10, the Company will be considered a going concern. A going concern, by its terms, contemplates the realization of assets and liquidation of liabilities in the normal course of business.

Total assets are expected to significantly increase as a result of an Agreement, dated June 10, 1999, to $121,825.80 over the base contract period July 1999 through June 2000. (This asset projection includes no assumptions based on other potential operations considered by the company). Total liabilities are expected to remain at $0.00.

Stockholders' equity (deficit) of ($17,701) accumulated during development stage should not increase over the next twelve (12) months. To increase its capital position and begin operations, the Company entered into a contract ("Agreement") with Business Concepts, Inc., a Nevada Corporation, dated June 10, 1999. (See
Exhibit 10).

A significant, albeit estimated, commitment for the Company during the next twelve (12) months will be the publishing and delivery of 20,000 hiking guides. Other significant commitments for the Company will be to establish a Company web-site on the Internet providing information services and guides to hikers.

From the date of this registration statement through the twelve
(12) months ending June 30, 2000, management believes that the Company can satisfy its cash requirements.

Management does not anticipate any purchases or sales of plant and/or significant equipment, nor does management expect any significant changes in the number of its employees.

There are currently no required allocations for compliance with environmental regulations.

EMPLOYEES

The Company currently employs two people. The Company's President devotes 40% of his time to Company affairs and the Company's
Secretary/Treasurer devotes 10% of his time to further the Company's objectives and business plan.

MANAGEMENT'S PLAN OF OPERATION

The Company's plan of operation for the next three years is to expand operations, subject to availability of capital, by printing 11 additional hiking guides covering the West Coast and expanding subscriber participation via the Internet. To accomplish this objective the Company intends to retain the services of seasoned Internet business professionals, including web-page designers. With current Internet usage statistics along with the growth associated therewith, the Company believes that it will be provided with an avenue for expansion into markets that the Company's capitalization would not have allowed them to previously reach absent Internet technology. The Company believes that through such a means, expansion without debt service may be possible.

The Company is in the process of expanding by initiating development of its web-page, which is expected to be placed on all major Internet search engines. This will allow the Company's target market access to a web-site that provides information and hiking guides for many regional recreational areas.

The Company plans on acquiring, subject to availability of capital, new computer equipment which should streamline, accelerate and increase the capacity for marketing hiking guides and associated editorial matter regarding many vacation markets to hikers around the globe.

THE COMPANY

The proposed business of the Company is to provide hiking guides.
From inception through the date of the Agreement, the Company conducted no business other than organizational activities.

As of January 13, 1998, the Officers had each purchased 100,000 shares of common stock for a total consideration of $13,494. The
Company on that date had 200,000 issued and outstanding shares.

On July 6, 1998, the Company completed a Regulation D 504 offering for $30,000 (600,00 shares). Accordingly, the total issued and outstanding shares rose to 800,000.

On April 8, 1999, the Company filed Registration Statement on
Form 10-SB.

On June 10, 1999, the Company entered into an Agreement with Business Concepts Incorporated, a Nevada Corporation. On June 30, 1999, Business Concepts, Inc., made an initial payment of $15,000 to be applied to a future shipment of hiking guides expected to be published on or about August 1, 1999. (See Note 5 - Audited Financial Statements.) The essential terms of the Agreement are contained in Exhibit 10.
MILESTONES

The Company is currently in the development stage and expects to reach milestones more fully set forth below. The Company currently has a contract to deliver the three distinct guides.

COMPLETION

Complete first guide, print, and deliver     August 1, 1999

Begin Online Sales (web-site)                August 1, 1999

Complete second guide, print, and deliver    October 1, 1999

Complete third guide, print, and deliver     December 1, 1999

Begin Compensation plan for officers
     and acquire offices other than
     currently provided by President         January 1, 2000

In the event that the Company is unable to achieve the certain milestones and fulfill the Agreement dated June 10, 1999, the Company could suffer severe cash flow problems and may cease at that point to be a viable commercial entity.

WORKING CAPITAL REQUIREMENTS

The Company does not anticipate having any cash flow or liquidity problems over the fiscal period covered by the Agreement dated
June 10, 1999.

The Company is not in default or in breach of any note, loan, lease or other indebtedness or financing arrangement requiring the Company to make payments. There are no trade payables. The Company is not subject to any unsatisfied judgments, liens or settlement obligations.

The following table sets forth selected audited financial information with respect to the Company for the period ending
June 30, 1999. The data is derived from financial statements prepared in accordance with GAAP.

                          BALANCE SHEET

ASSETS:

CURRENT ASSETS:
     Cash                                       $25,809
     Accounts Receivable                             $0
     TOTAL CURRENT ASSETS                        25,809
PROPERTY AND EQUIPMENT, NET                       1,275
ORGANIZATION COSTS, NET                            $207
TOTAL ASSETS                                    $27,291

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
     Account Payable                                 $0
TOTAL CURRENT LIABILITIES                            $0
STOCKHOLDERS' EQUITY:
     Common stock, par value, $0.001 authorized
     50,000,000 shares issued and outstanding
     at June 30, 1999 800,000 shares               $800

     Additional paid in Capital                 $44,192

     Deficit Accumulated During Development Stage($17,701)

     TOTAL STOCKHOLDERS EQUITY                  $27,291

TOTAL LIABILITIES AND STOCKHOLDERS= EQUITY      $27,291

RISK FACTORS FORESEEN BY MANAGEMENT

A SUCCESS OF BUSINESS - The Company may not be successful in its effort to further its business. Even if the Company were to successfully meet the goals set forth in its business plan, such goals may not be achieved within the time frames set forth. The limited extent of the Company's assets and the Company's stage of development as well as the Company's limited operating history make it subject to the risks associated with start-up companies.

B MANAGEMENT - The Company's present management structure, although adequate for the early stage of its operations, will likely require significant augmentation as operations commence and expand. The Company's ability to recruit and retain capable and effective individuals is unknown, although there appear to be many such people within the industry worldwide.

C COMPETITION - The Company intends to enter into markets, which are relatively new and are, therefore, difficult to predict in terms of the level of demand for the Company's product and services. In addition, such markets are or likely will be subject to intense competition from both private and public businesses nationally and/or around the world, many of whom have greater financial and technical resources than the Company. Such competition as well as any future competition may adversely affect the Company's success in the marketplace. There can be no assurance that the Company will be able to successfully compete in such a highly competitive marketplace.

D FINANCIAL ASSUMPTIONS - The Company will rely on internally prepared forecasted financial statements, which are predicated on certain assumptions, including assumptions of revenue and expense and the occurrence of certain future events, which in turn were based on management's considered assessment of prevailing conditions and management's best estimates of future events. Should, for example the Company's actual costs exceed the assumed levels, then the impact on the Company's projected profits would be adverse. In the final analysis, any return to an investor in the Company will in large part be determined by management's ability to execute the Company's plan as projected, and there can be no assurances of success provided.

E PUBLIC MARKET - There is not now, and there may never be, a public market of any kind for the securities issued by the Company. There is no assurance that the price of the Company's shares in any market, which may develop will be greater than the offering price. As a result of these factors, holders of the Company's Common Stock may not be able to liquidate their investment.

F PENNY STOCK B The Company's securities may be deemed a "penny stock" as defined by Rule 3a51-1 of the Securities and Exchange Act of 1934, as amended. Such as designation could have a material adverse effect on the development of the public market for shares of the Company's common stock or, if such a market develops, its continuation, since broker-dealers are required to personally determine whether an investment in any security is suitable for customers prior to any solicitation of any offer to purchase these securities. Compliance with procedures relating to sale by broker-dealers of "penny stocks" may make it more difficult for purchasers of the Company's common stock to resell their shares to third parties or to otherwise dispose of such shares.

G ABILITY TO RAISE ADDITIONAL CAPITAL - The Company at this time does not anticipate the necessity for any additional capital, but if additional funds for expansion and/or growth are not available, the investors may lose their entire investment. Additional financing may come in the form of securities offerings or from bank financing. If additional shares are issued to raise capital, existing shareholders will suffer a dilution of their stock ownership in the Company, however, the book value of their shares should not be diluted, provided additional shares are sold at a price greater then that paid by the shareholder.

H POTENTIAL CONFLICTS OF INTEREST - There are various interrelationships between the officers and directors of the company, which create conflicts of interest that might be detrimental to the Company. The officers and directors will not be able to devote full time to the affairs of the company as each has other business interests to which they devote some of their time.

I NO FORESEEABLE DIVIDENDS - The Company does not anticipate paying any dividends on its Common Stock in the foreseeable future.

J INTELLECTUAL PROPERTY - The Company does not have any patents for its technology and there can be no assurance that the Company will be able to protect its proprietary rights from use by its competitors. The commercial success of the Company may also depend upon its products and services not infringing any intellectual property rights of others and upon no such claims of infringement being made.

K CURRENT TECHNOLOGY - The technology necessary to create a service such as the one the Company will be offering exists today and is readily accessible, therefore, there is an ease of entry and exit for would-be competitors.

L Internet - Use of the Internet by consumers is at a very early stage of development, and market acceptance of the Internet as a medium is subject to a high level of uncertainty. The company expects to experience significant fluctuations in operating results in future periods due to a variety of factors, including, but not limited to, (i) market acceptance of the Internet as a medium for consumers, (ii) the Company's ability to create and deliver Internet content in order to attract users to its web-sites to purchase its product and/or services, and to attract advertisers to it web-sites, (iii) there can be no assurance that the Company's content will be attractive to a sufficient number of users to generate significant revenues, (iv) intense competition from other providers of related content over the Internet, (v) delays or errors in the Company's ability to effect electronic commerce transactions, (vi) the Company's ability to upgrade and develop its systems and infrastructure in a timely and effective manner (vii) technical difficulties, system downtime or Internet brownouts, (viii) the Company's ability to attract customers at a steady rate and maintain customer satisfaction,
  (ix) seasonality of the industry, (x) seasonality of advertising sales, (xi) Company promotions and sales programs,
  (xii) the amount and timing of operating costs and capital expenditures relating to expansion of the Company's business, operations and infrastructure and the implementation of marketing programs, key agreements and strategic alliances,
  (xiii) the level of returns experienced by the Company; and
  (xiv) general economic conditions and economic conditions specific to the Internet.

Note: In addition to the above risks, businesses are often subject to risks not foreseen or fully appreciated by management.
In reviewing this filing, potential investors should keep in mind other possible risks that could be important.